                [LETTER HEAD OF COUDERT BROTHERS APPEARS HERE]


December 11, 1995



Atlas Corporation
370 Seventeenth Street, Suite 3150
Denver, Colorado 80202

Gentlemen:


     We have acted as counsel to Atlas Corporation ("Atlas") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering $10,000,000 principal amount of 7% Exchangeable Debentures of Atlas (the "Debentures"), which Debentures are exchangeable for shares of Common Stock, no par value, of Granges Inc. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement (the "Underwriting Agreement") dated October 25, 1995 by and among Atlas Corporation (the "Company"), Yorkton Securities Inc. and First Marathon Securities Ltd.

     We are familiar with the corporate proceedings of the Company relating to the authorization for issuance of the Debentures, and we have examined copies of
(i) the Underwriting Agreement, (ii) the Trust Indenture, (iii) the Escrow and Pledge Agreement, (iv) the forms of the subscription agreements entered into by each purchaser of Special Warrants, (v) the forms of the Debentures included in the Trust Indenture, (vi) the Special Warrant Indenture, (vii) the forms of the Special Warrants included in the Special Warrant Indenture and
(viii) such other instruments, documents, records and certificates, and we have made such other inquiries and investigation of law, as we have deemed necessary or appropriate for the opinions expressed herein.

     This opinion is subject to the following qualifications. We are attorneys admitted to practice in the State of New York, and we express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. As to questions of fact material to our opinion, we have relied upon representations made by you in the Underwriting Agreement, the Subscription Agreements, the Trust Indenture, the Pledge and Escrow Agreement, the Special Warrant Indenture, as well as on certificates from public officials. We have assumed the authenticity of all documents submitted to us as copies and the genuineness of all signatures of the respective parties to such documents. We have assumed that the Underwriting Agreement, the Trust Indenture, the Escrow and Pledge Agreement, the Special Warrant Indenture and the Subscription Agreements have been duly authorized, executed and delivered by all parties thereto other than you.

     Based upon and subject to the foregoing, and having due regard for such other legal and factual considerations as we deem relevant, we are of the opinion that the Debentures will, upon issuance in accordance with the terms of the Trust Indenture, be legally and validly issued and will be binding obligations of Atlas, subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.


                                                       Very truly yours,

                                                       /s/ COUDERT BROTHERS